Exhibit 10.28

RESTRICTED STOCK AWARD AGREEMENT

The Ultimate Software Group, Inc.
Amended and Restated 2005 Equity and Incentive Plan

This RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”) made as of this _____ day of _______________, 20___, between The Ultimate Software Group, Inc., a Delaware corporation (the “Company”), and ____________________ (the “Grantee”), is made pursuant to the terms of The Ultimate Software Group, Inc. Amended and Restated 2005 Equity and Incentive Plan (the “Plan”). Capitalized terms used herein but not defined shall have the meanings set forth in the Plan.

Section 1.    Restricted Stock Award. The Company has granted to the Grantee a Restricted Stock Award with respect to the number of shares of common stock of the Company, par value $.01 per share (the “Common Stock”), specified in Appendix A hereto (the “Restricted Shares”). Appendix A may be amended by the Company from time to time to reflect additional grants of Restricted Stock Awards following the date hereof. Each Restricted Stock Award identified in Appendix A shall be subject to the conditions hereinafter provided and subject to the terms and conditions set forth in the Plan, a copy of which the Grantee acknowledges having received. (Each Restricted Stock Award identified in Appendix A is hereinafter referred to as an “Award.”)
Section 2.    Vesting of Awards.
(a)    Vesting Schedule. Subject to Section 2(b) and Section 2(c) hereof, the Restricted Shares subject to the Award shall become vested as set forth on the schedule in Appendix A (each such vesting date listed on the vesting schedule in Appendix A, a “Vesting Date”), subject to the Grantee’s continued employment with the Company or any Subsidiary on each such Vesting Date.
(b)    Full Accelerated Vesting. Notwithstanding the provisions of Section 2(a) hereof, upon (i) the Grantee’s termination of employment as a result of death or Disability, or (ii) the occurrence of a Change in Control of the Company while the Grantee is employed by the Company or any Subsidiary, the transfer restrictions and forfeiture conditions imposed hereunder on any Restricted Shares shall immediately lapse and all such unvested shares shall become fully and immediately vested.
(c)    Partial Accelerated Vesting. Notwithstanding the provisions of Section 2(a) hereof, but without limiting the applicability of Section 2(b) hereof, upon the Grantee’s termination of employment by the Company without “Cause” (as defined below), the transfer restrictions and forfeiture conditions imposed hereunder on any then outstanding Restricted Shares shall immediately lapse and become vested as to that portion of such then outstanding unvested Restricted Shares that would otherwise be scheduled to vest on the Vesting Date immediately succeeding such termination of employment by the Company without “Cause,” multiplied by a fraction (x) the numerator of which shall be the number of complete months of continued employment by the

Grantee with the Company or any Subsidiary following the immediately preceding Vesting Date (or if there has been no preceding Vesting Date, the Date of Grant) and (y) the denominator of which shall be twelve (12). For purposes hereof, termination for “Cause” shall mean a termination of employment due to (i) embezzlement or misappropriation of corporate funds, (ii) any acts of dishonesty resulting in conviction for a felony, (iii) misconduct resulting in material injury to the Company, (iv) a significant violation of Company policy, (v) willful refusal to perform, or substantial disregard of, the duties properly assigned to the Grantee, or (vi) a significant violation of any contractual, statutory or common law duty of loyalty to the Company. Notwithstanding the foregoing, if the Grantee is a party to an employment or similar agreement with the Company or any Subsidiary, the term “Cause” shall, for the purposes of this Agreement, have the same meaning set forth in such employment or similar agreement if and to the extent such term is defined therein.
Section 3.    Termination of Employment. Except as provided in Sections 2(b) and 2(c) hereof, if the Grantee’s employment with the Company or any Subsidiary is terminated prior to the occurrence of any otherwise applicable Vesting Date provided in Section 2 hereof, the Grantee shall (i) forfeit the Grantee’s interest in the Restricted Shares that have not yet become vested, (ii) assign, transfer, and deliver any certificates evidencing ownership of such shares to the Company, and (iii) cease for all purposes to be a stockholder with respect to such shares.
Section 4.    Rights as a Stockholder. Subject to the otherwise applicable provisions of this Agreement, the Grantee will have all rights of a stockholder with respect to the Restricted Shares granted to the Grantee hereunder, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.
Section 5.    Restrictions on Transfer. Neither this Agreement nor any Restricted Shares covered hereby may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Grantee, otherwise than to the Company, unless as of the date of any such sale, assignment, transfer, encumbrance, hypothecation or pledge, such Restricted Shares to be thus disposed of have become vested in accordance with Section 2 hereof. The certificate or certificates representing shares delivered pursuant to this Agreement shall bear a legend referring to the nontransferability or assignability of such shares pursuant to this Section, and a stop-transfer order against such certificate or certificates will be placed by the Company with its transfer agents and registrars. At the discretion of the Committee, in lieu of issuing a stock certificate to the Grantee, the Company may hold the Restricted Shares in escrow during the period such shares remain subject to the vesting restrictions and other restrictions provided hereunder.
Section 6.    Investment Representation. Upon acquisition of the Restricted Shares at a time when there is not in effect a registration statement under the Securities Act of 1933 relating to the Common Stock, the Grantee hereby represents and warrants, and by virtue of such acquisition shall be deemed to represent and warrant, to the Company that the Restricted Shares shall be acquired for investment and not with a view to the distribution thereof, and not with any present intention of distributing the same, and the Grantee shall provide the Company with such further representations and warranties as the Company may require in order to ensure compliance with applicable federal and state securities, blue sky and other laws. No Restricted Shares shall be acquired unless and until the Company and/or the Grantee shall have complied with all applicable federal or state registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction, unless the Committee has received evidence satisfactory to it that the Grantee may acquire such shares pursuant to an exemption from registration under the applicable securities laws. Any determination in this connection by the Committee shall be final, binding and conclusive. The Company reserves the right to legend any certificate for shares of Common Stock, conditioning sales of such shares upon compliance with applicable federal and state securities laws and regulations.
Section 7.    Adjustments. All Awards hereunder shall be subject to the provisions of Section 4.2 of the Plan relating to adjustments for recapitalizations, reclassifications and other changes in the Company’s corporate structure.
Section 8.    No Right of Continued Employment. Nothing in this Agreement shall confer upon the Grantee any right to continue as an employee of the Company or any Subsidiary or to interfere in any way with any right of the Company to terminate the Grantee’s employment at any time.
Section 9.    Section 83(b) Election; Withholding. The Grantee may make an election under Section 83(b) of the Code with respect to any grant of Restricted Shares by filing a copy of such election with the Company within 30 days of the Date of Grant. If the Grantee makes such an election, such grant of Restricted Shares shall be conditioned upon the prompt payment by the Grantee to the Company of an amount equal to the applicable federal, state and local income taxes and other amounts required by law to be withheld (the “Withholding Taxes”) in connection with such election. If the Grantee does not make an election under Section 83(b) of the Code with respect to a grant of Restricted Shares, the Grantee shall pay to the Company the Withholding Taxes upon the lapse of the vesting restrictions, and the lapse of the restrictions shall be conditioned upon the prior payment of the applicable Withholding Taxes by the Grantee. Subject to the limitations of applicable law, the Grantee hereby consents to the collection of the Withholding Taxes by the Company retaining, and not issuing to the Grantee, a number of such shares of Common Stock (the “Withholding Shares”) having a Fair Market Value on the vesting date equal to the amount of the Withholding Taxes. If and to the extent that the Committee determines not to have the Company retain Withholding Shares pursuant to the preceding sentence, the Company will notify the Grantee at least 10 days prior to the applicable vesting date. Subject to the limitations of applicable law, the Grantee hereby consents and agrees that in such event, the Company shall instruct a broker designated by the Company to sell in the public market, on behalf of the Grantee, the Withholding Shares and remit the proceeds thereof to the Company unless the Grantee has made a lump sum cash payment to the Company, at or prior to the time of vesting, equal to the Company’s estimate of the Withholding Taxes as provided in the Company’s notice. If the amount of the cash payment that the Grantee delivers to the Company exceeds the actual Withholding Taxes, the excess will be repaid to the Grantee promptly by the Company. If such amount is less than the actual Withholding Taxes, the Company will collect the balance from the Grantee immediately or instruct a broker designated by the Company to sell shares of the Company’s Common Stock in the public market, on behalf of the Grantee, in an amount sufficient to cover the shortfall.

Section 10.    Notices. Any notice hereunder by the Grantee shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the Secretary of the Company. Any notice hereunder by the Company shall be given to the Grantee in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Grantee may have on file with the Company.

Section 11.    Construction. This Agreement and the Awards hereunder are granted by the Company pursuant to the Plan and are in all respects subject to the terms and conditions of the Plan. The Grantee hereby acknowledges that a copy of the Plan has been delivered to the Grantee and accepts the Restricted Shares hereunder subject to all terms and provisions of the Plan, which is incorporated herein by reference. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail. The construction of and decisions under the Plan and this Agreement are vested in the Committee, whose determinations shall be final, conclusive and binding upon the Grantee and the Company.
Section 12.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, excluding the choice of law rules thereof.

Section 13.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Section 14.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Grantee and the successors of the Company.

Section 15.    Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and thereof, merging any and all prior agreements.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Company and the Grantee have executed this Agreement effective as of the date first above written.

THE ULTIMATE SOFTWARE GROUP, INC.

By:
Name:
Title:

GRANTEE

By:
Name:

Appendix A

Date of Grant	NUMBER OF SHARES SUBJECT TO AWARD	Vesting Schedule

A-1